Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Numbers 333-63037, 333-116801, 333-157143, 333-157144 and 333-162411 on Forms S-8 and S-3 of Farmers Capital Bank Corporation (Company) of our report dated March 10, 2017, on our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2017, on our audit of the internal control over financial reporting of the Company as of December 31, 2016, which report is included in this annual report on Form 10-K.

Louisville, Kentucky

March 10, 2017